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[Corvas letterhead]



September 23, 1997

William C. Ripka, Ph.D.
10819 Red Rock Drive
San Diego, California  92131

Dear Bill:

This letter sets forth the terms and conditions of our agreement (the "Agreement") regarding your retirement from Corvas International, Inc. (the "Company"). This Agreement shall supersede any and all previous agreements between you and the Company including, but not limited to, that Employment Agreement (the "Employment Agreement") dated March 18, 1997, provided, however, that the confidentiality agreement attached as Exhibit C to the Employment Agreement shall continue in full force and effect.

This Agreement is made and entered into as of the last day either party executes this Agreement. Pursuant to paragraph 13 set forth below, the Agreement shall become effective on the eighth day after this Agreement is signed by you (the "Effective Date"). You and the Company hereby agree as follows:

1. This Agreement confirms your retirement from the Company and resignation of your position as Senior Vice President, Chemical Research, of the Company as of September 30, 1997 (the "Separation Date").

2. The Company agrees that it will pay you all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations. You are entitled to this payment regardless of whether or not you sign this Agreement.

3. Although the Company has no policy or procedure for providing severance benefits, in exchange for the promises and covenants set forth herein, and in consideration thereof, the Company will pay you the equivalent of twelve months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. Half of this amount will be paid in a lump sum within fourteen (14) days of the Effective Date of this Agreement as defined in paragraph 13, with the rest paid out over the next six (6) months.

4. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits. You will be provided with a separate notice of your COBRA rights. In the event that you elect continued coverage under COBRA, the Company, as part of this Agreement and in consideration thereof, will reimburse you on a monthly basis for the same portion of your COBRA health insurance premium that it paid during your employment for one year from the Separation Date. You will continue to be responsible for the same portion of the COBRA health insurance premium that you paid during your employment with the Company.

5. In exchange for the promises and covenants set forth herein, the Company agrees that the vesting of each outstanding stock option held by you as set forth on Exhibit A attached hereto (the "Stock Options") shall be fully accelerated and become immediately exerciseable in full; provided,

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William C. Ripka, Ph.D.
September 23, 1997
Page 2

that in any event, should you choose to exercise your Stock Options, you must do so within twenty-four (24) months of the Separation Date as provided in
Section 3.3(c) of the standard terms and conditions relating to Incentive Stock Options attached to and made part of your Incentive Stock Option Agreement dated December 4, 1996 (your "Stock Option Agreement"). Your Stock Options will terminate twenty-four (24) months after the Separation Date if not exercised. You agree that you otherwise remain bound by the terms and conditions of your Stock Option Agreement. In addition, you understand that, pursuant to tax law, your Stock Options will lose potentially favorable tax treatment afforded "incentive stock options" if not exercised within three
(3) months of the Separation Date.

6. You hereby acknowledge and agree that except as expressly provided herein, you will not receive (nor are you entitled to) any additional compensation, severance, benefits, shares of Company stock or stock options exerciseable for Company stock, notwithstanding any prior agreement to the contrary, including the Employment Agreement, after the Separation Date.

7. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. You further agree that you will not be entitled to any expense reimbursements after the Separation Date.

8. You agree that for one year after the Separation Date, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

9. Upon the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, notes, samples of compounds, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, computers, credit cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company.

10. Both during and after your employment you acknowledge your continuing obligations under your Employment Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.
A copy of your Employment Agreement is attached hereto as Exhibit B.

11. You and the Company agree that neither party will at any time disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

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William C. Ripka, Ph.D.
September 23, 1997
Page 3

12. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

13. In exchange for the promises and covenants set forth herein, you hereby release, acquit, and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the Separation Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of you, the termination of that employment, and the Company's performance of its obligations as your former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Fair Employment and Housing Act, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans With Disabilities Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

         You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). You also acknowledge that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which you were already entitled. You hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this release; (b) you have the right to consult with an attorney prior to executing this release (although you may voluntarily choose not to do so); (c) you may have at least twenty-one (21) days to consider this Agreement (although you may by your own choice execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the effective date the eighth day after this release is signed by you (the "Effective Date").

14. In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand
Section 1542 of the Civil Code of the State of California which reads as follows:

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William C. Ripka, Ph.D.
September 23, 1997
Page 4

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

         You hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

15. In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees. Such recovery shall include court costs, out-of-pocket expenses, and attorneys fees on appeal, if any.

16. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

17. This Agreement, including Exhibit A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

18. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

19. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

20. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

21. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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William C. Ripka, Ph.D.
September 23, 1997
Page 5

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning this letter to me.

Sincerely,

CORVAS INTERNATIONAL, INC.


/s/ RANDALL E. WOODS
-----------------------------
Randall E. Woods
President and Chief Executive Officer


HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS AS STATED ABOVE.

Dated: SEPT. 26, 1997                  /s/ WILLIAM C. RIPKA, Ph.D.
       ---------------                 ------------------------------
                                       William C. Ripka, Ph.D.